Exhibit 99.1

PRESS RELEASE
JetBlue Appoints Steve Priest as Chief Financial Officer

Priest Brings 20 Years of Airline Experience,
Including Development of JetBlue’s Structural Cost Program

NEW YORK (February 21, 2017) - JetBlue (NASDAQ: JBLU) today announced that, after conducting a rigorous internal and external search, it has promoted Steve Priest to executive vice president and chief financial officer effective immediately. Priest has more than 20 years of experience leading financial, operational, and commercial aspects of the airline business and most recently served as the airline’s vice president, structural programs.

As CFO, Priest will oversee treasury, investor relations, corporate tax, audit, accounting, financial planning and analysis, fuel hedging, aircraft and materiel programs, insurance, financial reporting, risk management, infrastructure (corporate real estate), and strategic sourcing. He will also serve on JetBlue’s executive leadership team and report to President and Chief Executive Officer Robin Hayes.

“Steve quickly made an impact at JetBlue through his leadership of priority initiatives aimed at establishing a sustainable business for our future and creating value for our shareholders,” Hayes said. “Steve is passionate about cost control and will be a strong voice for costs as we manage our business. His experience at British Airways and his leadership of JetBlue’s structural cost and on-time performance programs, combined with his understanding of our unique culture, positions him to deliver on our commitments to shareholders, crewmembers and customers.”

Priest joined JetBlue in 2015 and in his most recent role was responsible for JetBlue’s strategic sourcing efforts and for fleet and engine strategy. He spearheaded high-priority change initiatives including the launch of the airline’s on-time performance program and structural cost initiative, which is set to generate $250-$300 million in cost savings by 2020. In his new role, he will continue to oversee the successful implementation of the structural cost program.

“I’m proud of our early achievements in bringing increased focus to our costs and look forward to successfully implementing our capital allocation strategy,” Priest said. “One of my immediate priorities will be to spend time with our shareholders as well as our crewmembers to support our efforts to deliver better than industry-average margins as we grow.”

Prior to JetBlue, Priest held positions of increasing responsibility at British Airways from 1996 to 2015. Most recently, he served as senior vice president, North Atlantic joint business where he significantly grew unit revenue and market share with partner airlines. He also served in senior roles in strategy and planning; customer contact and distribution; and commercial and call center operations. He served as regional vice president, controller for Western Europe, Latin America, and Caribbean and as chief financial officer for BA Ground Handling Services. He is a graduate in economics and geography of Victoria University of Manchester (UK) and a qualified Chartered Global Management Accountant.

Priest will succeed Jim Leddy, who served as interim chief financial officer since November. “We very much appreciate Jim’s contribution to JetBlue and his stepping in as interim CFO to oversee the function during this period,” Hayes said. Leddy will help support JetBlue with the transition.

About JetBlue Airways
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 100 cities in the U.S., Caribbean, and Latin America with an average of 925 daily flights. For more information please visit jetblue.com.

JetBlue Corporate Communications
Tel: +1.718.709.3089
corpcomm@jetblue.com

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